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As filed with the Securities and Exchange Commission on July 1, 2003

REGISTRATION NO. 333-66130

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	06-1047163 (I.R.S. Employer Identification Number)

One Kendall Square, Cambridge, Massachusetts 02139
(Address of Principal Executive Offices)

OPTIONS ASSUMED BY GENZYME CORPORATION IN CONNECTION WITH THE MERGER OF A WHOLLY OWNED SUBSIDIARY OF GENZYME WITH AND INTO FOCAL, INC. ORIGINALLY GRANTED UNDER THE FOCAL, INC. 1992 INCENTIVE STOCK PLAN, 1999 STOCK INCENTIVE PLAN AND 1997 DIRECTOR OPTION PLAN
(Full Title of the Plan)

PETER WIRTH
Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139
(617) 252-7500
(Name, address and telephone number of agent for service)

with copies to:

PAUL KINSELLA
Ropes & Gray
One International Place
Boston, Massachusetts 02110
(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Genzyme General Division Common Stock, $0.01 par value(2)(3)	11,638	$504.86(5)	$5,875,560.68(4)	$475.33(6)

(1)
Such shares (the "Option Shares") are issuable upon conversion of options assumed by the Registrant pursuant to an Agreement and Plan of Merger dated as of April 25, 2001 by and among the Registrant, Sammy Merger Corp. and Focal, Inc. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional number of shares of Genzyme General Division common stock ("Genzyme General Stock") as may be issued upon a stock split, stock dividend or similar transaction.

(2)
Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Stock and automatically trade with such shares.

(3)
Represents the additional number of shares of Genzyme General Stock registered pursuant to this Amendment No. 2 to reflect the exchange on June 30, 2003 (the "Exchange Date") of all outstanding shares of Genzyme Biosurgery Division common stock ("Biosurgery Stock") for shares of Genzyme General Stock.

(4)
Each holder of an assumed option may purchase shares of Genzyme General Stock pursuant to the terms of its option agreement. The proposed maximum offering price per share reflects the highest exercise price per share provided in the terms of the option agreements.

(5)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h)(l) under the Securities Act of 1933, as amended, and based on the weighted average exercise price $504.86 of the outstanding options.

(6)
A registration fee of $1,380 was previously paid in connection with the prior Registration Statement filed on July 27, 2001 (the "Prior Registration Statement") to register 235,870 shares of Biosurgery Stock (calculated pursuant to Rule 457(h)(1) based on the weighted average exercise price of the outstanding options). 235,355 of such shares of Biosurgery stock had not been issued as of the Exchange Date and, on the Exchange Date, the options underlying such shares converted into options representing the right to purchase up to 11,638 shares of Genzyme General Stock. Accordingly, this post-effective amendment amends the Prior Registration Statement to register an additional 11,638 shares of Genzyme General Stock and to deregister the unissued Biosurgery Stock registered in the Prior Registration Statement. Pursuant to Rule 457(p), $475.33 of the filing fee previously paid in connection with the Prior Registration Statement to register the shares of Biosurgery Stock, a portion of which was offset by a filing fee previously paid in connection with the registration of 2,509,002 shares of Biosurgery Stock under the Registrant's registration statement on Form S-4 (Registration No. 333-61296) initially filed on May 21, 2001 is offset against the currently due filing fee of $475.33 for the additional shares of Genzyme General Stock being registered hereunder.

Explanatory Note

        The Registrant hereby amends its Registration Statement on Form S-8 (File No. 333-66130) filed with the Securities and Exchange Commission on July 27, 2001, which is incorporated herein by reference and which amended the Registrant's Registration Statement on Form S-4 (File No. 333-61296), to reflect the exchange of all of its Genzyme Biosurgery Division common stock for shares of its Genzyme General Division common stock (Nasdaq: GENZ) and cash in lieu of fractional shares on June 30, 2003 (the "Exchange Date"). In connection with the exchange, all outstanding options to purchase shares of Genzyme Biosurgery Division common stock, including those issued under the equity plans assumed by the Registrant in connection with its acquisition of Focal, Inc. effective as of June 30, 2001, that had not been exercised as of the Exchange Date became exercisable as of the Exchange Date for shares of Genzyme General Division common stock based on an exchange ratio of 0.04945 shares of Genzyme General Division common stock for each share of Genzyme Biosurgery Division common stock, rounded down to the nearest whole share. Accordingly, the 235,355 shares of Genzyme Biosurgery Division common stock that were previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-76766) but that had not been issued as of the Exchange Date now represent up to 11,638 shares of Genzyme General Division common stock. This Amendment increases the number of shares of Genzyme General Division common stock registered by 11,638 to reflect the exchange and deregisters the unissued shares of Genzyme Biosurgery Division common stock previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-66130) filed with the Securities and Exchange Commission on July 27, 2001.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of July 1, 2003.

GENZYME CORPORATION
By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga Executive Vice President, Finance; Chief Financial Officer; and Chief Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Henri A. Termeer	Principal Executive Officer and Director	July 1, 2003
/s/ MICHAEL S. WYZGA Michael S. Wyzga	Principal Financial and Accounting Officer	July 1, 2003
* Constantine E. Anagnostopoulos	Director	July 1, 2003
* Douglas A. Berthiaume	Director	July 1, 2003
* Henry E. Blair	Director	July 1, 2003
* Robert J. Carpenter	Director	July 1, 2003
* Charles L. Cooney	Director	July 1, 2003
* Victor J. Dzau	Director	July 1, 2003
* Connie Mack III	Director	July 1, 2003
*By	/s/ PETER WIRTH Attorney In Fact

EXHIBIT INDEX

5.1	Opinion of Ropes & Gray.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme.
23.2	Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (previously filed in Part II of the Form S-8 dated July 27, 2001, File No. 333-66130).

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Explanatory Note
SIGNATURES
EXHIBIT INDEX